EXHIBIT (c)(1)

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October 17, 2005

Special Committee of the Board of Directors
Maxco, Inc.
1118 Centennial Way
Lansing, MI 48908-0737

Members of the Special Committee:

GBQ Consulting LLC (“GBQ”) understands that The Board of Directors of Maxco, Inc. (“Maxco” or the “Company”) has proposed to amend the Company’s Restated Articles of Incorporation to effect a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of the Company’s common stock (the “Proposed Transaction”). As a result of the Proposed Transaction, each shareholder owning fewer than 1,000 shares immediately before the Proposed Transaction will receive from the Company consideration of $6.00 in cash, without interest (the “Consideration”), for each of such shareholder’s shares of the Company’s common stock. Each share of common stock held by a shareholder owning 1,000 or more shares will continue to represent one share of the Company after completion of the Proposed Transaction. In the event that there are fewer than 300 shareholders of record following the Proposed Transaction, Maxco intends to file a Form 15 with the Securities and Exchange Commission (the “SEC”) to terminate registration of its common stock under federal securities laws.

The Board of Directors of the Company has formed a special committee (the “Special Committee”) to consider certain matters regarding the Proposed Transaction, including the ability to disapprove of the Proposed Transaction. GBQ has been engaged by the Special Committee to serve as an independent financial advisor to the Special Committee and render an opinion (our “Opinion”) of whether the Consideration to be received by certain cashed-out shareholders of Maxco in connection with the Proposed Transaction is fair to them, from a financial point of view. Our Opinion does not address, specifically or otherwise, the Company's underlying business decision to engage in or effect the Proposed Transaction. Moreover, we have not been engaged to recommend, and we have not recommended, a transaction price, and we have not participated in the Proposed Transaction negotiations.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

Special Committee of the Board of Directors
Maxco, Inc.
October 17, 2005

➢
reviewed the Company’s annual reports on Form 10-K for the five fiscal years ended March 31, 2005, 2004, 20003, 2002, and 2001, and quarterly report on Form 10-Q for the quarter ended June 30, 2005, as well as internal financial statements prepared by the Company’s management for the fiscal year ended March 31, 2005 and the quarter ended June 30, 2005;

➢	discussed future performance with management and developed financial projections for the fiscal years ending March 31, 2006 through 2010 based on those forecasts;

➢	reviewed agreements and other documents related to the Proposed Transaction including a draft Proxy Statement to be filed pursuant to Section 14(a) of the Securities Exchange Act of 1934;
➢

reviewed historical market prices and trading volume of the Company’s publicly traded common stock since October 1, 2002, analyzed a recent shareholder profile of the Company and the number of shareholders, and reviewed certain publicly available news articles and press releases relating to the Company;

➢	reviewed publicly available financial data of certain publicly-traded companies that we deem comparable to the Company;

➢	reviewed publicly available information regarding prices and premiums paid in certain transactions that we deemed relevant;

➢	reviewed various management-prepared documents, lists, and schedules; and

➢	conducted such other studies, analyses, and inquiries as we deemed necessary in arriving at our Opinion.

In addition, we visited the Company’s headquarters and manufacturing facilities located in Lansing, Michigan and held discussions with certain members of senior management concerning the Company’s history, operations, financial condition, industry, and future prospects.

Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since June 30, 2005, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness, without independent verification, of all information that was publicly available or that was furnished to us, either verbally or in writing, by the Company. Moreover, we have assumed, without independent verification, that our discussions with management regarding financial projections reflect management’s best currently available estimate of the future financial results

Special Committee of the Board of Directors
Maxco, Inc.
October 17, 2005

and condition of the Company, and we have relied upon such projections in arriving at our Opinion. We have not been engaged to assess the reasonableness or achievability of such forecasts and projections or the assumptions upon which they were based and express no view as to the forecasts, projections, or assumptions.

We have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

The Special Committee has not requested that we solicit, nor have we solicited, any third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Proposed Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Proposed Transaction.

We understand that management of the Company is unaware of any current or prospective offers to purchase the Company or its assets from a third-party strategic or financial acquirer.

We are acting as independent financial advisor to the Special Committee in connection with the Proposed Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Special Committee is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

It is understood that this Opinion was prepared at the request of the Special Committee for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may reproduce this letter in its entirety in any filing with the Securities and Exchange Commission required to be made by the Company in respect of the Proposed Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

Special Committee of the Board of Directors
Maxco, Inc.
October 17, 2005

This Opinion is only to be utilized by the members of the Special Committee as one input to consider in the process of analyzing the contemplated Proposed Transaction. This Opinion is not intended to be, nor does it constitute, a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to those shareholders receiving Consideration in connection with the Proposed Transaction.

Respectfully submitted,

GBQ Consulting LLC